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                                                                    Exhibit 99.1



PENTON MEDIA PLAN ACCEPTED BY
NEW YORK STOCK EXCHANGE

CLEVELAND, OH - December 5, 2002 - Penton Media, Inc. (NYSE: PME) today announced that the New York Stock Exchange (NYSE) has accepted the Company's proposed business plan for returning to compliance with all of the NYSE's continued listing standards.

The standards include: a $1.00 share price and a $1.00 average share price over a consecutive 30-trading-day period; an average market capitalization of not less than $50 million over a 30-trading-day period; and stockholders' equity of not less than $50 million.

With the acceptance of the plan, Penton will continue to be listed on the NYSE, subject to quarterly monitoring by the NYSE for progress against the Company's goals as outlined in the plan. Failure to achieve the plan's financial and operational goals will result in the Company being subject to NYSE trading suspension and delisting.

ABOUT PENTON MEDIA
Penton Media is a leading, global business-to-business media company that produces market-focused magazines, trade shows and conferences, and a broad offering of online media products. Penton's integrated media portfolio serves the following industries: Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality.

This press release includes forward-looking statements concerning Penton that involve risks, uncertainties and assumptions about Penton. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. Penton does not assume any obligation, nor does Penton intend to update any of these forward-looking statements.